EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2012, is by and among EastBridge Investment Group Corporation, an Arizona corporation (“Parent”), CBMG Acquisition Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the outstanding shares of which are owned by the Parent (“Merger Sub”), and Cellular Biomedicine Group Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger, and as a result of which all issued and outstanding equity interests of the Company will be deemed for all purposes to represent the right to receive the Per Share Merger Consideration (as defined hereafter) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Companies Act”);

WHEREAS, it is further intended by the parties that the shareholders of the Company pre-Merger shall hold, in the aggregate, 70% of the outstanding shares of the Parent post-Merger;

WHEREAS, each of the board of directors of the Company, and the shareholders of the Company have (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval of this Agreement to the shareholders of the Company pursuant to Part IX of the BVI Companies Act; and

WHEREAS, the board of directors of each of Parent and Merger Sub and the shareholder of Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company, Parent or Merger Sub on the one hand and any third party on the other hand or acquisition or purchase of assets of or by the Company, Parent or Merger Sub representing 50% or more of such Person’s assets or business.  Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer by Parent, Merger Sub, or the Company or any indication of interest in making an offer or proposal by Parent, Merger Sub, or the Company to any third-party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Parent, Merger Sub, the Company or any of their respective Affiliates.

(b)  “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(c) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, Hong Kong or Beijing.

(d) “Company Related Party” means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, shareholders, management members or Affiliates.

(e) “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party hereto or any of its Affiliates to any other party hereto or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement, any other Transaction Document or any of the exhibits or schedule attached hereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Agreement or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (iii) becomes available to the receiving party on a non-confidential basis from a Person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not to be, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

(f) “Environmental Law” means any Law relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(g) “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any applicable Environmental Law.  Hazardous Substances include any substance to which exposure is regulated by any Governmental Entity or any applicable Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 (to the extent applicable).

(h) “Intellectual Property” means: (A) registered and unregistered trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) United States and foreign copyrights, and registrations and applications for registration thereof, and copyrightable works, including website content; (D) all inventions and design rights (whether patentable or unpatentable) (E) Trade Secrets; and (F) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

(i) “Knowledge” means, (a) with respect to the Company, the actual knowledge, after due inquiry, of the Chairman and CEO Steve Wen Tao Liu, President Wei (William) Cao, Founder Shu Li, Co-founder Derek Muhs, the Chief Financial Officer of the Company, or members of the Company’s Board of Directors, and (b) with respect to the Parent and Merger Subsidiary, the actual knowledge, after due inquiry, of Mr. Keith Wong or Mr. Norm Klein.
(j) “Law” or “Laws” shall have the meaning set forth in Section 4.9(a).

(k) “Material Adverse Effect” means any change, effect, event, circumstance, occurrence (any such item, an “Effect”) that has, or would reasonably be expected to have, either individually or in the aggregate with all changes, effects, events, circumstances, occurrences, a material adverse effect on the business, results of operations or financial condition of the entity in question, taken as a whole; provided, however, that none of the following, and no Effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Material Adverse Effect may exist: (A) the announcement, or pendency, of the transactions contemplated by this Agreement or the identity of parties to the Merger, including without limitation, the initiation of litigation or other legal proceeding related to this Agreement or the transactions contemplated hereby; (B) any change in stock price or trading volume (it being understood that any underlying cause contributing to such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (C) actions or omissions of a party taken (x) that are required by this Agreement, or (y) with respect to any party, with the written consent, or at the request, of the other parties to the Merger; (D) any breach of this Agreement by the other parties hereto; (E) Effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates or foreign exchange rates; (F) Effects affecting the industry in which the Company and its Subsidiaries operate; (G) changes in general business, economic or political conditions; (H) any Effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof; (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events;(J) changes or modifications in (x) the generally accepted accounting principles applicable to any of the parties hereto occurring after the date of this Agreement or (y) applicable Law or the interpretation or enforcement thereof; (K) the failure by any party hereto to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (L) any change or prospective change in a party’s credit ratings;(M) any loss of, or change in, the relationship of any party hereto, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, or (N) the announcement of this Agreement or the consummation of the transactions contemplated hereby.  A Material Adverse Effect shall be with reference to any of the Company, the Parent, or the Merger Sub as the context may require.

(l) “Permitted Liens” means (i) Liens (as defined herein) for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of a party hereto; and (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect or a material effect on a party hereto.

(m) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(n) “PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(o) “Stock Plan” means any plan established for the purpose of granting awards to employees, independent contractors, officers or directors, which awards are based on equity or overall company performance, including but not limited to options, warrants, stock appreciation rights, restricted stock, or other equity-linked securities.

(p) “Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) or financial interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(q) “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) on terms which the board of directors of the recipient of the Superior Proposal has determined in its good faith judgment is more favorable to the stockholders of such party if consummated in accordance with its terms from a financial point of view than the transactions contemplated by this Agreement, after consultation with its respective legal counsel and financial advisor, if any, and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and this Agreement (taking into account any modifications to this Agreement that the counter party hereto proposes to make), and taking into account the identity of the Person making such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal.

(r) “Tax” or “Taxes” means any and all central government, provincial, city, federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

(s) “Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the Internal Revenue Service of the United States, the PRC or any other Governmental Entity, domestic or foreign, including consolidated, combined and unitary tax returns.

(t) “Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

(u) “Transaction Documents” means this Agreement, the Lock Up Agreement, the Employment Agreements and the other documents executed and delivered pursuant hereto.

(v) “VIE Agreements” shall have the meaning set forth in Section 5.14(c).

(w) “US$” means the legal currency of the United States of America.

1.2           Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location
Accounts Receivable	4.6(e)
Actions	4.8
Agreement	Recitals
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.8(a)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.1(a)
BVI	2.3
BVI Companies Act	Recitals
BVI Plan of Merger	2.3

Change of Recommendation	6.2(c)
Closing	2.2
Closing Date	2.2
Code	3.2(g)
Common Stock	3.1(a)
Company	Recitals
Company Financials	4.6(a)
Company Organization Documents	4.1
Company Payments	6.11(b)
Company Permits	4.4(b) & 4.9(d)
Company Recommendation	4.3(b)
Company Shareholders’ Meeting	4.3(a)
Company Subsidiary Organization Documents	4.1
Company Termination Fee	8.3(a)
Contract	4.3(c)
Damages	6.7(b)
Dispute	9.4(b)
Dissenting Shareholders	3.2(f)
Drop Dead Date	2.2
EastBridge CBMG	2.5(c)
Effective Time	2.3
Employees	4.14
Employment Agreement(s)	7.3(f)
Encumbrance	4.2(b)
Environmental Permits	4.12
Exchange Act	4.5(a)
Exchange Fund	3.2(a)
Excluded Shares	3.2(f)
FCPA	4.9(e)
GAAP	4.2(b)
Governmental Entity	3.2(d)

HKIAC	9.4(b)(i)
HKIAC Rules	9.4(b)(i)
Indebtedness	4.2(b)
Indemnified Parties	6.7
Injunction	7.1(b)
Judgment	4.8
Laws	4.9(a)
Liabilities	4.8
Licenses	4.9(b)
Licensed Intellectual Property	4.15(a)
Lien	4.2
Lock Up Agreement	3.3
Material Contract	4.10(a) and 5.14(a)
Memorandum and Articles of Association	2.4
Merger	Recitals
Merger Sub	Recitals
Non-Wholly Owned Subsidiaries	4.2
Notice of Superior Proposal	6.2(c)
Parent	Recitals
Parent Disclosure Schedule	Article V
Parent Options	5.3
Parent Termination Fee	8.3(b)
Paying Agent	3.2(a)
Per Share Merger Consideration	3.1(a)
Representatives	6.2(a)
Requisite Company Vote	4.3(a)
Sarbanes-Oxley Act	5.8(a)
SEC	4.6(a)
SEC Reports	5.8(a)
Securities Act	5.8(a)
Shares	3.1(a)
Share Certificate	3.1(a)
Surviving Company	2.1
Termination Date	8.1
Transfer Agent	3.2(b)
VIE	4.25(a)
VIE Agreements	4.25(a)
Wholly Owned Subsidiaries	4.2

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Companies Act at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Company”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the BVI Companies Act.

2.2           Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Richardson & Patel LLP at 1100 Glendon Avenue, Suite 850, Los Angeles, California 90024 commencing at 9:00 a.m. (Los Angeles time) on the third Business Day (the “Closing Date”) immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company, but in no event shall the Closing occur later than January 15, 2013 (the “Drop Dead Date”).

2.3           Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “BVI Plan of Merger”), substantially in the form contained in Appendix I hereto and the Company shall file the BVI Plan of Merger, and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI”) in accordance with the BVI Companies Act and shall make all other filings or recordings required under the BVI Companies Act in order to effect the Merger, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the BVI Companies Act. The Merger shall become effective at the time when the BVI Plan of Merger has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time within 30 days of the date of registration of the BVI Plan of Merger as Merger Sub and the Company may agree and specify in the BVI Plan of Merger in accordance with the BVI Companies Act (the “Effective Time”).

2.4           Surviving Company Governing Documents. As of the Effective Time, the memorandum and articles of association of Merger Sub then in effect shall be of no further force or effect and the memorandum and articles of association of the Company (the “Memorandum and Articles of Association”) shall be the governing documents of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

2.5           Directors.

(a) Of Parent.  The parties hereto shall take all actions necessary so that the Board of Directors of Parent at the Effective Time shall consist of nine (9) members (at least five of whom shall be independent under the applicable rules of the SEC and the applicable stock exchange), two of whom shall be Wen Tao (Steve) Liu and Wei (William) Cao or such other individual to be selected by the Company, and two of whom shall be Keith Wong and Norman Klein or such other individual to be selected by the Parent, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or Bylaws of Parent. Parent and the Company shall mutually agree on the five initial independent directors.

(b) Of Surviving Company.  The parties hereto shall take all actions necessary so that the board of directors of the Company prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

(c) Of EastBridge CBMG Investment Corp.. The parties hereto shall take all actions necessary so that the board of directors  of EastBridge CBMG Investment Corp., a wholly owned subsidiary of the Parent (“EastBridge CBMG”) prior to the Effective Time shall, from and after the Effective Time, be the directors of EastBridge CBMG, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of EastBridge CBMG.

2.6           Officers. The parties hereto shall take all actions necessary so that the officers of the Parent, from and after the Effective Time, shall be the following persons set forth below, unless otherwise mutually determined by parties prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Parent:

Name of Officer	Title

Steve Wen Tao Liu	Chief Executive Officer
Norm Klein	Chief Financial Officer
Wei (William) Cao	Chief Technology Officer
Keith Wong	Chief Business Development Officer
Andy Chan	Secretary

ARTICLE III

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL;
MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1           Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any shareholders of the Company:

(a) Conversion of Company Shares; Merger Consideration.  Each ordinary share, par value $0.01 per share of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) shall be converted automatically into the right to receive a number of shares of common stock, par value $0.001 per share (“Common Stock”) of the Parent (the “Per Share Merger Consideration”) equal to PSMC, where:

PSMC     =        2.33333   x    Y
Z

Where:

Y = the total number of shares of common stock of Parent outstanding on a fully diluted basis as of the Closing Date

Z = the total number of ordinary shares of the Company outstanding on a fully diluted basis as of the Closing Date

For purpose of the foregoing, “fully diluted basis” shall mean inclusive of all shares of common stock or ordinary shares (as applicable) that would be outstanding if all options, warrants and securities convertible into said common stock or ordinary shares that are outstanding on such date, were to be exercised or converted on such date. At the Effective Time, all of the Shares (other than any Excluded Shares that shall be cancelled in accordance with Section 179 of the BVI Companies Act) shall cease to be outstanding, shall be cancelled and the register of members of the Surviving Company will be amended accordingly.  Each certificate formerly representing any of the Shares (a “Share Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Excluded Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.2(f). In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration.

(b) Certain Adjustments to Parent Capitalization.  If, between the date of this Agreement and the Effective Time, the outstanding Common Stock of the Parent is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, other than any adjustment as a result of the re-domicile of the Parent from Arizona to Delaware, the number of Shares issuable hereunder as part of the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of the Shares the same economic effect as contemplated by this Agreement prior to such event.

(c) Merger Sub.  Each ordinary share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share of the Surviving Company. Such ordinary shares, together with the Excluded Shares (unless cancelled in accordance with Section 179 of the BVI Companies Act), shall be the only issued and outstanding share capital of the Surviving Company and this will be reflected in the register of members of the Surviving Company.

(d) No Fractional Shares.  No certificates or scrip representing fractional shares of Common Stock or book-entry credit of the same shall be issued upon the surrender of the Shares for exchange.  Each holder of Shares who receives any portion of the Per Share Merger Consideration payable in Common Stock who would otherwise have been entitled to receive a fraction of a share of Common Stock shall have such fractional share rounded up to the nearest whole number.

(e) Untraceable and Dissenting Shareholders.  Remittances for payment in connection with Shares or Excluded Shares shall not be sent to Company shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent (as defined below) of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Company shareholders’ meeting has been sent to such shareholder and has been returned undelivered.  Common Stock or monies due to Dissenting Shareholders (as defined below) and shareholders of the Company who are untraceable and any monies which are returned shall be held by the Surviving Company in a separate non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable.  Common Stock or monies unclaimed after a period of seven years from the date of the notice of the Parent Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Company. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies or Shares otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Company.

(f) Other Company Securities.  All outstanding securities of the Company other than the Shares shall have either been converted into Shares prior to the Effective Time or cancelled.

3.2           Exchange of Certificates.

(a) Paying Agent.  At the Effective Time, Company shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the Dissenting Shareholders, a cash amount equal to the number of Excluded Shares multiplied by the Per Share Merger Consideration in immediately available funds sufficient for the Paying Agent to make payments under Section 3.2(f) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within five Business Days, the Parent shall cause its transfer agent (the “Transfer Agent”) to issue to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Share Certificates and Book-Entry Shares shall pass, only upon delivery of the Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares to the transfer agent on behalf of the Parent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) and Book-Entry Shares in exchange for the Per Share Merger Consideration, as applicable. Upon surrender of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Share Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the total number of shares of Common Stock of the Parent to which each holder is entitled pursuant hereto (after giving effect to any required tax withholdings as provided in Section 3.2(g)) which shall equal (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) or the number of Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate or Book-Entry Shares so surrendered shall forthwith be marked as cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Share Certificates or Book-Entry Shares.  If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the Shares are registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Shares, or such Person shall have established to the satisfaction of the Parent that such Tax either has been paid or is not applicable.

(c) Transfers.  From and after the Effective Time, no transfers of Shares shall be effected in the register of members of the Company. If, after the Effective Time, any Share Certificate or Book-Entry Shares are presented to the Surviving Company, Parent or the Paying Agent for transfer or any other reason, such Share Certificates or Book-Entry Shares (except for the Excluded Shares) shall be cancelled and (except for Excluded Shares) shall be exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate or Book-Entry Shares is entitled pursuant to this Article III.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Company. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Company for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Paying Agent or any other Person shall be liable to any holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (a “Governmental Entity”) shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Transfer Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Transfer Agent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Share Certificate, the Transfer Agent will issue Common Stock representing the Per Share Merger Consideration to which such Person is otherwise entitled.

(f) Dissenters’ Rights.  “Excluded Shares” means, collectively, Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Companies Act   (“Dissenting Shareholders”), but the holder thereof shall be entitled only to such rights as are granted by the BVI Companies Act. Notwithstanding the immediately preceding sentence, if any Dissenting Shareholder who demands appraisal rights with respect to his, her or its Shares under the BVI Companies Act effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shareholder’s Shares shall thereupon be deemed to have been exchanged as of the Effective Time into the right to receive the Per Share Merger Consideration as provided herein, without interest thereon, and such Shares shall no longer be Excluded Shares.  At the Effective Time, any holder of Excluded Shares shall cease to have any rights with respect thereto, except the rights provided under the BVI Companies Act and as provided in this Section. No Dissenting Shareholder shall be entitled to receive the Per Share Merger Consideration with respect to their Excluded Shares except as provided herein. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of the BVI Companies Act with respect to Excluded Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to any rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Taxes.  Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Transferor Paying Agent to deduct and withhold, from the Per Share Merger Consideration payable to a holder of Shares pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  To the extent such amounts are so withheld by Parent or the Surviving Company, or caused to be withheld by the Transferor Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Transfer or Paying Agent, as the case may be.

(h) Transfer Books; No Further Ownership Rights.  The Per Share Merger Consideration paid in respect of the Shares upon the surrender for exchange of Share Certificates or for Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Book-Entry Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Company, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and shall be exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

(i) Status of Merger for Tax Purposes.  For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the parties thereto do hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations and (ii) agree to take all such actions incident thereto as shall be necessary or appropriate. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code, as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status or the Tax implications of qualification of the Merger as a reorganization. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes.

(j) Agreement of Fair Value.  Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 179(8) of the BVI Companies Act.

3.3           Lockup.  W.A. Regenerative Medicine Holdings, Ltd. shall enter into a “lock-up” agreement (the “Lock Up Agreement”) with Parent pursuant to which such holder shall agree, for a period of one (1) year from the Closing Date, that such shareholder shall not offer, issue, grant any option on, sell or otherwise dispose of any shares of Common Stock held by it, whether acquired as part of the Per Share Merger Consideration or otherwise.

3.4           Treatment of Stock Plans. At the Effective Time, any and all Company Stock Plans and employee options to purchase Shares shall have been terminated.  The board of directors of the Parent shall grant any new employee stock options under the current, and/or a new, Stock Plan to be established by Parent following the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as may be disclosed in this Agreement or in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Memorandum and Articles of Association (the “Company Organization Documents”), and the certificate of formation or equivalent organizational document of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”).  None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

4.2           Capital Structure. As of the Closing Date, the authorized share capital of the Company shall consist of 300,000,000 Shares with a par value of US $0.01 per share, of which, as of the Closing Date, no more than 215,000,000 Shares shall be issued and outstanding. All of the Shares as of the Closing Date shall have been duly authorized, and shall be validly issued, fully paid and non-assessable.   None of the outstanding Shares have been issued in violation of any applicable BVI securities Laws.  Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly owned Subsidiaries, which are set forth in Section 4.2 of the Company Disclosure Schedule (“Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by another Wholly Owned Subsidiary, free and clear of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (each, a “Lien” and collectively, “Liens”).  Each of the outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries, which are set forth in Section 4.2 of the Company Disclosure Schedule (“Non-Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction) and owned by the Company or by a Subsidiary, free and clear of any Lien other than Permitted Liens. Except as set forth in this Section 4.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Shares, shares of other share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, or the Per Share Merger Consideration, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have any outstanding bonds, debentures, notes, warrants, options or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Indebtedness.  Except as disclosed on Section 4.2 of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under leases that should be classified as capital leases in accordance with GAAP, (D) all obligations in respect of acceptances issued or created, (E) all indebtedness referred to in clauses (A) through (D) secured by an Encumbrance on any property of such Person and (F) all guarantee obligations for indebtedness of others referred to in clauses (A) through (E). For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

4.3           Corporate Authority; Approval and Fairness; No Violations.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to approval of this Agreement by an affirmative vote or written consent of holders of Shares representing at least a majority of the Shares present and voting in person or by proxy at an extraordinary meeting of the Shareholders of the Company (“Company Shareholders’ Meeting”) or consenting in writing as a single class by valid written consent in lieu of such meeting (the “Requisite Company Vote”).  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by the Company’s board of directors, and, except for obtaining the Requisite Company Vote, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The board of directors of the Company has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend approval of this Agreement to the holders of Shares (the “Company Recommendation”). The board of directors of the Company, acting unanimously, has directed that this Agreement be submitted to the holders of Shares for their approval.

(c) Neither the execution and delivery of this Agreement by the Company, nor the consummation or performance by the Company of the Merger or the other transactions contemplated hereby, will (i) conflict with, breach or violate any provision (x) of the Memorandum and Articles of Association or (y) of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Requisite Company Vote are obtained and the filings referred to in Section 4.4 are made, (x) violate any Laws applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach or default under (with or without due notice or lapse of time or both), or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Lien pursuant to, any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, agreement, commitment, arrangement, or understanding (each, whether oral or written, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except in the case of clause (ii), as would not reasonably be expected to have a Material Adverse Effect.

4.4           Subsidiaries.

(a) The Company has provided to Parent, on Section 4.4 of the Company Disclosure Schedule, a true, complete and correct list of all Company Subsidiaries, the authorized shares of each Company Subsidiary, the issued and outstanding shares of each Company Subsidiary, their respective jurisdictions of organization and jurisdictions where the applicable entity either owns property or transacts business.  Except as set forth on Section 4.4 of the Company Disclosure Schedule, each Company Subsidiary is wholly owned, directly or indirectly, by the Company and all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens with respect thereto.  All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws.  Neither the Company nor any Company Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person, other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b) Section 4.4 of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary conducting operations and all jurisdictions in which each such Company Subsidiary is licensed to conduct such operations.  Neither the Company nor any Company Subsidiary is or has been since January 1, 2007 “commercially domiciled” in any jurisdiction other than its jurisdiction of organization or is or since January 1, 2007 has been treated as domiciled in a jurisdiction other than its jurisdiction of organization.  Each of the Company Subsidiaries conducting operations is: (i) duly licensed or authorized as required for the conduct of its business in its state of organization, (ii) duly licensed or authorized as required for the conduct of its business in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to conduct its business as currently being conducted, except in each instance above where failure to be so licensed or authorized could not reasonably be expected to have a Material Adverse Effect.  All of the permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their respective businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Company Permits”), of the Company Subsidiaries are in full force and effect and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Company Permits.

4.5           Government Approvals; Secured Creditors.

(a) Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) compliance with the rules and regulations of the relevant exchange on which the Parent’s securities are quoted, and (iii) the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the BVI pursuant to the BVI Companies Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company and its Subsidiaries of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

(b) The Company does not have any secured creditors.

4.6           Company Financial Statements.

(a) As used herein, the term “Company Financials” means the Company’s (i) audited financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheets as of December 31, 2010 and December 31, 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2010 and 2011 and (ii) the reviewed (unaudited) financial statements (including, in each case, any related notes thereto), consisting of the Company’s balance sheet as of September 30, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the nine month periods ended September 30, 2012 and September 30, 2011.  True and correct copies of the Company Financials shall have been furnished to the Parent on or prior to the Closing Date.  The Company Financials (i) accurately reflect in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies (as of the dates thereof and for the periods therein) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the absence of audit adjustments in the case of the reviewed Company Financials), (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in filings with the Securities and Exchange Commission (“SEC”) and mailings or other distributions to Parent’s stockholders, when filed, mailed or distributed, as applicable, will comply, in all material respects with the applicable requirements of the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(b) Each of the consolidated balance sheets included in the Company Financials (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in such Company Financials (including any related notes and schedules) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP except as may be noted therein.

(c) To the Company’s Knowledge, no member of the Company’s management or other employees who have a significant role in the Company’s internal controls over financial reporting have committed any deceptive or manipulative act which would have a material impact on the Company Financials.

(d) The Company has not received any material written complaint, allegation, assertion or claim from any Governmental Entity regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.  The Company has not received written notice from any Governmental Entity or any Person of any material violation of securities Laws by the Company or any of its officers, managers, directors or employees.

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/ or the Company Subsidiaries, in accordance with GAAP (the “Accounts Receivable”) arose in the ordinary course of business and represent bona fide revenues of the Company and/ or the Company Subsidiaries arising from their respective businesses.  To the Company’s Knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials.

4.7           Absence of Certain Changes.  Since December 31, 2010 to the date hereof, except as set forth on Section 4.7 to the Company Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(a) any amendment or modification to the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;

(b) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, constitutes a Material Adverse Effect;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(d) any amendment or modification to the financial, contractual or other arrangement pursuant to which the Company owns or controls its Subsidiaries, including, without limitation, the VIE Agreements;

(e) any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Company or its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries;

(f) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(g) any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2011 (except as may be reflected in the Company Financials or that would not reasonably be expected to have a Material Adverse Effect).

(h) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice and the hiring of (and agreement to compensate) newly hired employees, or the acceleration of vesting of any option awards pursuant to any Stock Plan) or (y) any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(i) any agreement to do any of the foregoing.

4.8           Litigation and Liabilities. As of the date hereof, there are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries except for any such Actions that would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise (“Liabilities”) that would be required by GAAP to be reflected on a consolidated financial statements of the Company and its Subsidiaries, except (a) as reflected or reserved against in the Company Financials, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Financials, (c) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (d) for Liabilities that do not constitute a Material Adverse Effect or are not reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which has, or would reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

4.9         Compliance with Laws; Licenses.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of each of the Company and its Subsidiaries have not been, since December 31, 2010, and are not being conducted in violation of any applicable United States federal, state or local, non-United States (including BVI or PRC) national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”). No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for (A) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (B) any investigation or review related to the Merger. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) The Company and its Subsidiaries each has made application or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except for any such License the absence or non-renewal of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) There are no:  (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company or a Company Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, (ii) orders or directives of or supervisory letters from a Governmental Entity specifically with respect to the Company, or (iii) resolutions or policies or procedures adopted by the Company or any Company Subsidiary at the request of a Governmental Entity, that (A) limit in any material respect the ability of the Company or any Company Subsidiary to conduct its business as currently being conducted, (B) in any manner impose any requirements on the Company or any Company Subsidiary in respect of the provision of its products, services and/or business that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require the Company or any of its Subsidiaries or divisions to make capital contributions or make loans to another division or affiliate of the Company (except as contemplated by this Agreement) or (D) in any manner relate to the ability of the Company or any Company Subsidiary to pay dividends or otherwise materially restrict the conduct of business of the Company or any Company Subsidiary in any respect.

(d) Each of the Company, the Company Subsidiaries, and, to the Knowledge of the Company, each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Entity in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary,  holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Entities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties (collectively, the “Company Permits”).  The Company shall have provided to Parent true, correct and complete copies of all material Company Permits as of the Closing Date.   All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s knowledge, threatened.  The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by any Governmental Entity in the PRC or elsewhere pursuant to applicable anti-corruption Laws (including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996) with respect to corrupt practices in the procurement by Governmental Entities.  Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any officer or employee of the Company or any of its Subsidiaries, been convicted of any violation of such applicable anti-corruption Laws.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated such anti-corruption Law.  Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or affiliates has taken any action, directly or indirectly, that could result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and its Subsidiaries have, to the Knowledge of the Company, conducted their businesses in compliance with the FCPA in all material respects.

4.10         Material Contracts.

(a) Except for this Agreement, the Contracts filed as exhibits to the Company Financials and the Contracts described in Section 4.10(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(i) involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guarantee, of more than US$300,000 in any calendar year on its face;

(ii) relating to the formation, creation, operation, management or control of any joint venture, partnership or other or similar agreement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company;

(iii) involving the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or capital stock or other equity interests of another Person;

(iv) which contains covenants that materially limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(v) with respect to any material acquisition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(vi) between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(vii) which, other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(viii) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares.

Each such Contract described in clauses (i) through (viii) above is referred to herein as a “Material Contract” with respect to the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect subject to the Bankruptcy and Equity Exception; (ii) there is no material breach or default under any Material Contracts by the Company or any of its Subsidiaries or any counter party thereto; and (iii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of any Material Contract.

4.11         Properties.   The Company does not own any real property.  With respect to real property leased, subleased or licensed to the Company or any of its Subsidiaries, all of which is set forth on Section 4.11 of the Company Disclosure Schedule, the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect.

4.12         Environmental Matters. The Company and its Subsidiaries are in all material respects in compliance with all applicable Environmental Laws. To the extent applicable, the Company and each of its Subsidiaries have obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (“Environmental Permits”), and all such Environmental Permits are in full force and effect. No property currently or, to the Company’s Knowledge, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in material violation of or materially liable under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning any material liability under any Environmental Law or relating to Hazardous Substances. Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under applicable Environmental Law.

4.13         Tax Matters. The Company and each of its Subsidiaries (a) have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; and (b) have timely paid all Taxes that are shown as due on such filed Tax Returns, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet of the Company and its Subsidiaries (other than in the notes thereto), and any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date hereof, there are no (x) pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters, or (y) material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.  Neither the Company nor any of its Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect following the Closing.  Neither the Company nor any Company Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

4.14         Labor Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) there is no pending or, to the Company’s Knowledge, threatened, dispute in respect of employment matters with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (b) each of the Company and its Subsidiaries is in compliance with all applicable Laws of the PRC respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”), (c) neither the Company nor any of its Subsidiaries are liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (d) other than regular payments to be made in the ordinary course of business consistent with past practice or required by applicable Law, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.  Except as set forth on Section 4.14 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either or alone or in combination with any other event or events, require the Company to (i) make any payment to any current or former director, officer, holder of any Company security, consultant or other service provider (whether for severance pay, unemployment compensation, golden parachute or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute or increase benefits or an obligation to fund benefits with respect to any director, consultant or other service provider, or (iii) increase the amount of compensation due any director, officer, consultant or other service provider.

4.15         Intellectual Property.

(a) Section 4.15 of the Company Disclosure Schedule contains a list of:  (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company as currently conducted (“Company IP”); and (ii) all material Intellectual Property that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company (“Licensed Intellectual Property”).  Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to the Company IP owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Licensed Intellectual Property.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person, and, except as set forth in Section 4.15 of the Company Disclosure Schedule, to the Knowledge of the Company there is no valid basis for any such allegation.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, to the Company’s Knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company IP or Licensed Intellectual Property.  To the Company’s Knowledge, all of the Company IP and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material action that is pending or, to the Company’s Knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in any material respect of any Company IP or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof.  The Company IP and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted.  Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all of the registrations and applications included in the Company IP owned by, and, to the Company’s Knowledge, the Company IP exclusively licensed to, the Company and its Subsidiaries, are subsisting; and (ii) all of the Company IP are free and clear of any Lien other than Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s Knowledge, neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party within the jurisdictions in which it operates; and to the Company's Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(d) The Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

4.16         Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are listed on Section 4.16 to the Company Disclosure Schedule and are in full force and effect and all premiums due thereon have been paid; (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost; (c) as of the date hereof, neither the Company nor any of its Subsidiaries is in breach or default under, has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies in writing; (d) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied and (e) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of its insurance policies.

4.17         Affiliated Transactions. Except as set forth on Section 4.17 to the Company Disclosure Schedule, no officer or director of the Company or any of its Subsidiaries or Affiliates, or any individual in such Person’s immediate family (a) is a party to or the beneficiary of any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries (other than this Agreement), (b) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries, (c) owns, directly or indirectly, in whole or in part, or has any right to use any tangible or intangible property that is owned by the Company or any of its Subsidiaries or that is used in or related to the operation of their respective businesses, or (d) receives any payment or other benefit from the Company or any of its Subsidiaries, has filed a cause of action or other claim against, or owes or has advanced any material amount to, the Company or any of its Subsidiaries.

4.18         Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except as set forth in Section 4.18 of the Company Disclosure Schedule. The Company has made available to Parent and Merger Sub a complete and accurate copy of all agreements pursuant to which any financial advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.19         No Additional Representations.  Except for the representations and warranties made by the Company in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries.

4.20         Funds.  The Company has or will have available to them, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund, the Company Payments (as defined herein) and any other amounts required to be paid in connection with the consummation of the Merger, and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

4.21         PRC Representations and Warranties.

(a) All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Company and its Subsidiaries have been duly obtained from the relevant PRC governmental body or their respective local counterparts and are in full force and effect.

(b) All filings and registrations with the PRC governmental bodies required in respect of the Company and its Subsidiaries and their operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC governmental bodies that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

(c) The Company and its Subsidiaries have complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC governmental body. There are no outstanding rights to acquire, or commitments made by the Company or its Subsidiaries to sell, any of their respective equity interests.

(d) Neither the Company nor its Subsidiaries are in receipt of any letter or notice from any relevant PRC governmental body notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC governmental body for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the Company or its Subsidiaries.

(e) The Company and its Subsidiaries have conducted their respective business activities within their permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Bodies. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of any of the Company and its Subsidiaries’ business which is subject to periodic renewal, neither the Company nor its Subsidiaries have any Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC governmental bodies.

(f) With regard to employment and staff or labor, the Company and its Subsidiaries have complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

4.22.        Books and Records.  All of the books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or its accountants (including all means of access thereto and therefrom) or affiliates.

4.23.        Bankruptcy.  Neither the Company nor any of its Subsidiaries has:  (i) commenced a voluntary case, or had entered against it a petition, for relief under any bankruptcy code or any similar petition, order or decree under any national, federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

4.24.        Information Supplied.  None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference:  (i) in any report and any exhibits thereto, to be filed with the SEC or any other report, form, registration or other filing made with any Governmental Entity with respect to the  transactions contemplated by this Agreement and/or any agreements ancillary hereto; or (ii) in other distributions to Parent’s stockholders and/or prospective investors following the Merger with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (i) and (ii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Parent’s public disclosure documents will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.25         VIE and VIE Agreements.

(a) Set forth on Section 4.25 of the Company Disclosure Schedule is a complete list of all agreements between the Company’s Subsidiary and wholly foreign owned entity, WA Stemcell Technologies Wuxi Co., Ltd., and its variable interest entity (VIE), Stem Cell Shanghai Local CO., LTD. (such agreements are hereinafter referred to as the “VIE Agreements”).

(b) No approvals from any Governmental Entity, other than those already obtained, are required to be obtained for the performance by the Company, its Subsidiaries and the other respective parties to the VIE Agreements of their obligations and the transactions contemplated under the VIE Agreements. For purpose of this Agreement, VIE means a consolidated variable interest entity of the Company.

(b)The execution, delivery and performance by each of the relevant parties to the VIE Agreements of their respective obligations, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Agreements, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(c) True, correct and complete copies of the VIE Agreements have been provided to Parent.  Each of the VIE Agreements constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms.

(d) The ownership structure of China Biotech (Shanghai) Co., Ltd., a domestic company registered in China (the “VIE”) and the ownership structure of the VIE’s shareholders comply with all applicable PRC laws in all material respects, and do not violate, breach, or otherwise conflict with any applicable PRC Laws in any material respect.  As of the date hereof, the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the VIE, through, among other things, its rights to direct the shareholders of VIE as to the exercise of their voting rights.  As of the date of this Agreement, there have been no disputes, disagreements, claims or any legal proceedings of any nature raised by any governmental body or any other party, pending or, to the Company’s Knowledge, threatened against or affecting any of the Company, the Company Subsidiaries or the VIE that (i) challenge the validity or enforceability of any part or all of the VIE Agreements, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Agreements, (iii) claim any ownership, share, equity or other interest in the VIE, or claim any compensation for not being granted any ownership, share, equity or interest in the VIE, or (iv) claim any of the VIE Agreements or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Agreements was in violation of, or is or will violate, any PRC laws.

4.26         Securities Matters.   To the Company’s Knowledge, the following statements below in this Section 4.26 shall be true and correct as of the Closing Date, with respect to each of the holders of its Shares.  Such shareholder:

(a) is acquiring the Per Share Merger Consideration for investment purposes for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each holder of its Shares has no present intention of selling, granting any participation in, or otherwise distributing the same;

(b) does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Per Share Merger Consideration;

(c) has been advised that the Per Share Merger Consideration shares will not be registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act;

(d) has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the Per Share Merger Consideration which has been requested by such holders; and

(e) has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(f) understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Per Share Merger Consideration or the fairness or suitability of the Per Share Merger Consideration nor have such authorities passed upon or endorsed the Per Share Merger Consideration.

(g) is described by one of the two categories as follows:

(i) Accredited Investor Under Regulation D. The shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and such shareholder is not acquiring the Per Share Merger Consideration as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(ii) Non-U.S. Person Under Regulation S.

i. The shareholder is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act, is not organized under the laws of any U.S. jurisdiction, and is not formed for the purpose of investing in securities not registered under the Securities Act;

ii. The shareholder will be located outside the United States at the time of Closing;

iii. No offer of the Per Share Merger Consideration was made to the shareholder within the United States;

iv. All subsequent offers and sales of the Per Share Merger Consideration by the shareholder will be made outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration and the shareholder understands and has been advised of the conditions of the exemption from registration afforded by section 4(1) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption;

v. The shareholder has been advised that the shareholder may not resell the Per Share Merger Consideration to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

vi. The shareholder has been advised that the shareholder may not enter into any short sales with respect to the common stock of the Parent at any time after the execution of this Agreement and prior to the expiration of the Restricted Period;

vii. The shareholder has not engaged, nor is the Company aware that any party has engaged, nor will the Company permit any party to engage, in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Per Share Merger Consideration;

viii. The shareholder is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act; and

ix. The shareholder has been advised of its duty to fully satisfy the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Per Share Merger Consideration or this Agreement, including (i) the legal requirements of the shareholder’s jurisdiction for the purchase and acquisition of the Per Share Merger Consideration, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Per Share Merger Consideration.

4.27         Exempt Transaction.   The issuance by Parent of the Per Share Merger Consideration to the shareholders of the Company on the Closing Date shall be exempt from the registration requirements under the applicable U.S. securities Laws.

4.28         Non-Reliance on Estimates. In connection with the due diligence investigation of the Parent and its Subsidiaries by the Company, the Company has received and may continue to receive from the Parent certain estimates, projections and other forecasts for the business of the Parent and its Subsidiaries and certain plan and budget information.  The Company acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that the Company is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Parent, its Subsidiaries or their respective Affiliates and Representatives, and the Company shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto; provided that, nothing contain in this Section 4.28 shall be deemed to limit the representations and warranties of the Parent and its Subsidiaries set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARIES

Except as may be disclosed in the SEC Reports (as defined herein) or as otherwise disclosed in this Agreement or in the corresponding sections or subsections of the disclosure schedule delivered to the Company by the Parent on the date hereof (the “Parent Disclosure Schedule”), Parent and its Subsidiaries hereby jointly and severally represent and warrant to the Company that:

5.1           Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and its Subsidiaries has made available to the Company complete and correct copies its certificate of incorporation and bylaws, or similar governing documents, as currently in effect.

5.2           Corporate Authority.

(a) Each of Parent and its Subsidiaries has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof.  The execution, delivery and performance by the Parent and Merger Sub of this Agreement, and the consummation by each of them of the Merger and the other transactions contemplated hereby, have been duly authorized and approved by their respective boards of directors and no other corporate action on the part of the Parent is necessary to authorize the execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation by them of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and its Subsidiaries(if it is a party hereto) and is a valid and binding obligation of each of Parent and its Subsidiaries (if it is a party hereto), enforceable against each such party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The board of directors of Parent, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is in the best interests of, the Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) taken all such actions as may be required to be taken by the board of directors of Parent, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the transactions contemplated by this Agreement.

(c) Neither the execution and delivery of this Agreement by the Parent and Merger Sub, nor the consummation by the Parent and Merger Sub of the Merger or the other transactions contemplated hereby, will (i) conflict with or violate any provision (x) of the certificate of incorporation of the Parent or (y) of the similar organizational documents of any of the Parent’s Subsidiaries, (ii) violate any Laws applicable to the Parent or any of its Subsidiaries, (iii) violate or constitute a default under any Contract to which the Parent or any of its Subsidiaries is a party or accelerate the Parent’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or (iv) result in the creation of any Lien on any properties or assets of the Parent or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

5.3           Capitalization.

(a) The authorized share capital of the Parent consists of (x) 300,000,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 154,590,189shares are outstanding, and (y) 100,000,000 preferred shares, no par value per share, of which none are outstanding.  All of the outstanding shares of capital stock of the Parent have been duly authorized and are validly issued, fully paid and non-assessable. As of the date hereof there are no outstanding warrants, or options (or other awards obligating the Parent to issue its stock) under any stock plans of the Parent (“Parent Options”).  Except for the Merger Sub and EastBridge CBMG, the Parent has no other subsidiaries.

(b) The Parent does not, nor does the Merger Sub, have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Parent or Merger Sub on any matter. The Parent or Merger Sub is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan.

(c) Except as set forth in the SEC Reports, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and is wholly owned by Parent.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Merger and the other transactions contemplated by the Transaction Documents.

(d) As of the date hereof, the authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, no par value per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.5           Consents and Approvals; No Violations; Secured Creditors.

(a) Except for (i) compliance with the applicable requirements of the Exchange Act; (ii) compliance with the rules and regulations of the OTC Markets and (iii) the filing of the BVI Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, and related documentation, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent or Merger Sub do not, and the consummation by Parent or Merger Sub of the transactions contemplated hereby will not constitute or result in (i) any breach of any provision of the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the creation of any Lien other than Permitted Liens) under, any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of Parent’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Parent nor the Merger Sub have any secured creditors.

5.6           Litigation and Liabilities. As of the date hereof, (i) there is no suit, claim, action, proceeding or investigation pending or, to Parent’s or Merger Sub’s Knowledge, threatened against Parent or Merger Sub or any of their respective Affiliates, except for any such Actions that would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) neither Parent nor Merger Sub nor any of its Affiliates is a party to or subject to the provisions of any Judgment of any Governmental Entity which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liabilities that would be required by GAAP to be reflected on consolidated financial statements of the Parent and its Subsidiaries, except (a) as reflected or reserved against in the Parent’s consolidated financial statements (and the notes thereto) included in the SEC Reports filed after the Applicable Date but prior to the date hereof, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the SEC Reports, (c) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (d) for Liabilities that do not constitute a Material Adverse Effect or are not reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

5.7           Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

5.8           SEC Reports; Financial Statements.

(a) The Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since January 1, 2010 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “SEC Reports”). Except as otherwise provided in Section 5.8 of the Parent Disclosure Schedule, each of the SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the SEC Reports, each in effect on such dates. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d) The Parent has implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company and its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Parent or other persons performing similar functions by others within those entities. Neither the Parent nor, to the Parent’s Knowledge, the Parent’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Parent’s internal controls and procedures which would adversely affect the Parent’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

5.9           Ownership of Securities.  Except as set forth in the SEC Reports, none of Parent, Merger Sub or any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

5.10         Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent and its Subsidiaries, Parent and its Subsidiaries have received and may continue to receive from the Company certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and its Subsidiaries acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and its Subsidiaries acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and its Subsidiaries are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto; provided that, nothing contain in this Section 5.10 shall be deemed to limit the representations and warranties of the Company set forth in Article IV.

5.11         Government Approvals; Secured Creditors.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and Exchange Act, (ii) compliance with the applicable merger statutes in the BVI and related filing requirements, and (iii) compliance with the rules and regulations of the OTC Markets exchange on which the Parent’s securities are quoted, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Parent and Merger Sub, the performance by the Parent and Merger Sub of their obligations hereunder and the consummation by the Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Parent does not have any secured creditors.

5.12         Absence of Certain Changes.  Since December 31, 2011 to the date hereof, except as set forth in the SEC Reports or on Section 5.13 of the Parent Disclosure Schedule, and except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, unless an exception shall have been approved in writing by the Company (i) the Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(a) any amendment or modification to its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Parent or any of its Subsidiaries;

(b) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which, individually or in the aggregate, constitutes a Material Adverse Effect;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Parent or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Parent or to any Subsidiary of the Parent);

(d) any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2011 (except as may be reflected in the Company Financials) or that would not reasonably be expected to have a Material Adverse Effect;

(e) any material change in any method of accounting or accounting practice by the Parent or any of its Subsidiaries;

(f) (x) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice, the hiring of (and agreement to compensate) newly hired employees, and the acceleration of vesting of any option awards pursuant to any Stock Plan) or (y) any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(g) any agreement to do any of the foregoing.

5.13         Compliance with Laws; Licenses.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of each of the Parent and its Subsidiaries have not been, since December 31, 2010, and are not being conducted in violation of any Laws.  No investigation, audit or review by any Governmental Entity with respect to the Parent or any of its Subsidiaries is pending or, to the Knowledge of the Parent, threatened, nor has any Governmental Entity notified the Parent of its intention to conduct the same, except for (A) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (B) any investigation or review related to the Merger. As of the date hereof, neither the Parent nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) The Parent and its Subsidiaries each has made application or obtained, renewed and is in compliance with all material Licenses necessary to conduct its business as presently conducted, except for any such License the absence or non-renewal of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Parent nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Parent, threatened, investigation by any Governmental Entity in the PRC or elsewhere pursuant to applicable anti-corruption Laws with respect to corrupt practices in the procurement by Governmental Entities.  Neither the Parent nor any of its Subsidiaries has, nor, to the Knowledge of the Parent, has any officer or employee of the Parent or any of its Subsidiaries, been convicted of any violation of such applicable anti-corruption Laws.  To the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated such anti-corruption Law.  Neither the Parent nor its Subsidiaries nor, to the Knowledge of the Parent, any of their respective directors, officers, agents, employees or affiliates has taken any action, directly or indirectly, that could result in a violation by such persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Parent and its Subsidiaries have, to the Knowledge of the Parent, conducted their businesses in compliance with the FCPA in all material respects.

(d) Parent is not an “investment company” under the Investment Company Act of 1940.

5.14         Material Contracts.

(a) Except for this Agreement, the Contracts filed as exhibits to the SEC Reports and the Contracts described in Section 5.14(a) of the Parent Disclosure Schedule, as of the date hereof, none of the Parent or its Subsidiaries is a party to or bound by:

(i)         any Contract involving the payment or receipt of amounts by the Parent or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guarantee, of more than US$100,000 in any calendar year on its face;

(ii)        any Contract relating to the formation, creation, operation, management or control of any joint venture; and

(iii)         any Contract between the Parent or any of its Subsidiaries and any director or executive officer of the Parent or any Person beneficially owning five percent or more of the outstanding Shares.

Each such Contract described in clauses (i) through (iii) above is referred to herein as a “Material Contract” with respect to the Parent and its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding on the Parent or its Subsidiaries, as the case may be, and, to the Knowledge of the Parent, each other party thereto, and is in full force and effect subject to the Bankruptcy and Equity Exception; and (ii) there is no material breach or default under any Material Contracts by the Parent or any of its Subsidiaries.

5.15         Properties.   The Parent does not own any real property.  With respect to real property leased, subleased or licensed to the Parent or any of its Subsidiaries, the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect.

5.16        Tax Matters.  The Parent and each of its Subsidiaries (i) have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; and (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet of the Parent and its Subsidiaries (other than in the notes thereto), and any Taxes that the Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date hereof, there are no (x) pending or, to the Knowledge of the Parent, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters, or (y) material Liens for Taxes on any of the assets of the Parent or any of its Subsidiaries other than Permitted Liens.

5.17          Labor Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (a) there is no pending or, to the Parent’s Knowledge, threatened dispute in respect of employment matters with the directors of the Parent or any of its Subsidiaries or with any of the employees or former employees of the Parent or any of its Subsidiaries, (b) each of the Parent and its Subsidiaries is in compliance with all applicable Laws of the U.S. respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current Employees, and (c) other than regular payments to be made in the ordinary course of business consistent with past practice or required by applicable Law, neither the Parent nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

5.18         Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Parent and its Subsidiaries are in full force and effect; (b) Parent has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost; (c) as of the date hereof, neither the Parent nor any of its Subsidiaries has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies in writing; and (d) neither the Parent nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

5.19         Affiliated Transactions.  Except as set forth in the SEC Reports, no officer or director of the Parent or any of its Subsidiaries or Affiliates, or any individual in such Person’s immediate family (a) is a party to or the beneficiary of any material agreement, contract, commitment or transaction with the Parent or any of its Subsidiaries (other than this Agreement), (b) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Parent or any of its Subsidiaries, (c) owns, directly or indirectly, in whole or in part, or has any right to use any tangible or intangible property that is owned by the Parent or any of its Subsidiaries or that is used in or related to the operation of their respective businesses, or (d) receives any payment or other benefit from the Parent or any of its Subsidiaries, has filed a cause of action or other claim against, or owes or has advanced any material amount to, the Parent or any of its Subsidiaries.

5.20         No Additional Representations.  Except for the representations and warranties made by the Parent in this Article V, Parent and Merger Sub acknowledge that neither the Parent nor any other Person makes any other express or implied representation or warranty with respect to the Parent or any of its Subsidiaries, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS

6.1           Conduct of Business Pending the Merger.

(a) Operation of the Each Party’s Business. Except (i) as required by applicable Law, (ii) as set forth in Company or Parent Disclosure Schedule, as and if applicable, (iii) expressly permitted by this Agreement or (iv) with the prior written consent of the other parties to this Agreement, each of the Company, the Parent, and the Merger Sub covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of the Company, Parent and its respective Subsidiaries shall be conducted only in the ordinary course, consistent with past practice, and, to the extent consistent therewith, the Company, Parent and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations substantially intact and maintain existing relations and goodwill with Governmental Entities, key customers, suppliers, distributors, creditors, lessors, employees, directors, officers, consultants and other Persons with whom the Company, Parent or its Subsidiaries has material business relationships. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; (B) as set forth in the Company or Parent Disclosure Schedule, as and if applicable; or (C) as the other parties to this Agreement may approve in advance in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company, Parent and Merger Sub will not and will not permit its Subsidiaries to, directly or indirectly:

(i) adopt or propose any change in its charter, memorandum and articles of association, certificate of incorporation or similar organizational documents, except as contemplated in this Agreement;

(ii) (A) effect any scheme of arrangement, merger or consolidation with any other Person, except for any such transactions among Wholly Owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on any assets, operations or businesses;

(iii) acquire, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business) or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of US$300,000 in any transaction or related series of transactions or acquisitions;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any of its share capital, or securities convertible or exchangeable into or exercisable for any of its share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than in connection with (A) the exercise of Parent Options in accordance with the Parent’s Stock Plan or (B) pursuant to Contracts in effect as of the date hereof;

(v) create or incur (x) any Lien on any Company IP owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business or (y) any Lien on any other assets of the Company, Parent or any of its Subsidiaries, which assets have a value in excess of US$300,000 in each case, other than Permitted Liens;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person except pursuant to Contracts in effect as of the date hereof;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, or enter into any Contract with respect to the voting of its share capital;

(viii) reclassify, split, combine or subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital;

(ix) incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of itself to guarantee any indebtedness of the Company, other than the incurrence or guarantee of indebtedness in the ordinary course of business not to exceed US$300,000 in the aggregate, including any borrowings under its existing credit facilities and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(x) issue or sell any debt securities or warrants or other rights to acquire any debt security;

(xi) make or authorize any capital expenditure in excess of US$300,000, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(xii) make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company, Parent and each of its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xiii) settle any Action before a Governmental Entity by or against the Company, Parent or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company, Parent or its Subsidiaries only the payment of monetary damages not exceeding US$100,000 and (C) not involving the admission of any wrongdoing by the Company, Parent or any of its Subsidiaries;

(xiv) create any new Subsidiaries, except as contemplated in this Agreement;

(xv) enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof);

(xvi) materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xvii) (A) with regard to material Intellectual Property owned or licensed by the Company, Parent or any of its Subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s, Parent’s or either of its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company, Parent or each of its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of US$300,000 in the aggregate, in each case, other than pursuant to Contracts in effect as of the date hereof;

(xviii) except as required pursuant to existing written plans or Contracts in effect as of the date hereof, as otherwise required by applicable Law or in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any existing employee, consultant or director of the Company, Parent or any of its Subsidiaries (however, notwithstanding the foregoing this clause shall not prohibit any party hereto from hiring new employees and determining their compensatory arrangements pursuant to new employment agreements), (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company, Parent or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company, Parent or any of its Subsidiaries, in each case, (D) establish, adopt, materially amend or terminate any Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already required in any such plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company, Parent or any of its Subsidiaries; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2           Acquisition Proposals.

(a) No Solicitation or Negotiation. The parties agree that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ respective affiliates, officers, directors, employees, agents, consultants, investment bankers, lenders, attorneys, accountants and other advisors or representatives (collectively “Representatives”) not to, directly or indirectly:

(i)          initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)         otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) Permitted Conduct.  Notwithstanding anything to the contrary, if a party hereto has otherwise complied in all respects with Section 6.2(a), (i) following receipt by such party of an Acquisition Proposal from any Person, such party and its Representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person and (B) notify such Person of the restrictions of this Section 6.2; and (ii) such party may (A) provide information in response to a request therefor by a Person (other than any Affiliate of such party) who has made such an Acquisition Proposal that the Board of Directors of such party believes in good faith to be bona fide if such party receives from the Person so requesting such information an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as those contained in Section 9.12 hereof; and promptly discloses (and, if applicable, provides copies of) any such information to the other parties hereto to the extent not previously provided; (B) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal of the type described in clause (ii)(A) above; or (C) after having complied with this Section 6.2(b), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause (ii)(A) or (ii)(B) above, the Board of Directors of such party has determined in good faith based on the information then available (and after consultation with its financial advisor, if any, and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; and (y) in the case referred to in clause (ii)(C) above, the Board of Directors determines in good faith (after consultation with its financial advisor, if any, and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) No Change of Recommendation or Alternative Acquisition Agreement. The Board of Directors of any party hereto shall not:

(i)          withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the other parties hereto the recommendation of its board of directors with respect to the Merger; or

(ii)         except as expressly permitted by, and after compliance with, Sections 6.2 and 8.3(a) hereof, cause or permit itself to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than confidentiality agreement(s) referred to in Section 6.2(b) entered into in compliance with this Section 6.2) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of the party receiving such Alternative Proposal, based on the recommendation of its Board of Directors, may (x) withhold, withdraw, qualify or modify the recommendation of its board of directors and/or authorize itself to terminate this Agreement pursuant to Section 8.1(d)(ii) or (y) approve, recommend or otherwise declare advisable any Acquisition Proposal not solicited, entered into or agreed to in breach of this Section 6.2 and made after the date of this Agreement and/or authorize itself to terminate this Agreement pursuant to Section 8.1(d)(ii) or enter into an Alternative Acquisition agreement with respect to such Acquisition Proposal, in each case, if its board of directors determines in good faith, after consultation with outside legal counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Laws (a “Change of Recommendation”); provided, however, that prior to making any Change of Recommendation, (i) such party and its board of directors shall give the other parties hereto at least five Business Days written notice (the “Notice of Superior Proposal”) advising that such party currently intends to take such action and the basis therefor, including all required information under Section 6.2(f), (ii) during the five Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, such party shall, and shall cause its Representatives to, negotiate with the other parties hereto in good faith (to the extent such other parties desire to negotiate) to make adjustments in the terms and conditions of this Agreement so that the terms of the Merger are more favorable to the Party seeking a Change of Recommendation, and (iii) following the end of the five Business Day period, such party shall determine in good faith, taking into account any changes to this Agreement proposed in writing by the other parties in response to the Notice of Superior Proposal or otherwise, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a basis for a Change of Recommendation. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and shall require a new Notice of Superior Proposal to the other parties as contemplated by Section 6.2(f); and such party receiving the Acquisition Proposal shall be required to comply with the requirements of this Section 6.2 fully with respect to such amended Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit a party hereto from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Recommendation, the other parties hereto shall have the right to terminate this Agreement as set forth in Section 8.1(c).

(e) Compliance with Exchange Act.  Nothing in this Section 6.2 shall be deemed to prohibit Parent from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of Parent, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law.  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Parent that merely describes the receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that Parent is discussing or evaluating such Acquisition Proposal, or any “stop, look and listen” communication by Parent’s board of directors pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to its stockholders, shall not constitute a breach or violation of this provision or change of Parent’s board of directors’ recommendation.

(f) Existing Discussions. The parties agree that each such party will: (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) take the necessary steps to promptly inform the individuals or entities referred to in this Section 6.2(f)(i) of the obligations undertaken in this Section 6.2; and (iii) promptly request each Person that has executed a confidentiality agreement in connection with such Person’s consideration of acquiring or merging with such party to return or destroy all confidential information heretofore furnished to such Person by or on behalf of such party or any of its Subsidiaries.

(g) Notice. Each party hereto agrees that it will promptly (and, in any event, orally within 24 hours and in writing within 48 hours) notify the other parties if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and whether the receiving party has any intention to provide confidential information to such Person, and thereafter shall use reasonable best effort to keep the other parties hereto informed, on a reasonably current basis (and in any event orally, within 24 hours and in writing within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the receiving party shall promptly notify the other parties hereto if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 6.2.  None of the parties hereto shall, nor shall any party hereto cause its Subsidiaries to, enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits such party from providing such information to the other parties hereto.

6.3          Filings; Other Actions; Notification.

(a) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, executing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and the Company shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).  In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and the Company shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub, the Company or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Entity, whether in connection with obtaining any regulatory approval or otherwise, if, in the good faith determination of Parent or the Company, respectively, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent or Company reasonably expects to derive from the transactions contemplated by this Agreement; including, without limitation, (i) any requirement that Parent, the Company, the Surviving Company or any of its or their subsidiaries (A) provide or commit to provide additional capital to the Surviving Company and the Company, or (B) provide any maintenance, guarantee, keep-well or similar agreements or commitments that are more burdensome than currently required of the Company by such Governmental Entity.

(b) Information. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity or other Person with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give reasonably prompt notice to Parent and Merger Sub of any change, fact or condition that would reasonably be expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s and Merger Sub’s respective obligations to effect the Merger. Parent and Merger Sub shall give reasonably prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

6.4           Access and Reports. Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries), during normal business hours throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, none of Parent, Merger Sub or their Representatives shall have access to any books, records, documents or other information (i) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege or (ii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law. All information obtained by the parties pursuant to this Section 6.6 shall be kept confidential.

6.5           Publicity. The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, so long as this Agreement is in effect, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.6         Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including without limitation, the re-domicile of Parent in the State of Delaware, the establishment of any Subsidiary of Parent and the transfer of all assets of Parent prior to the Merger into EastBridge CBMG shall be paid by the Company.  In the event the Merger is consummated, seventy percent (70%) of the investor relations and public relations expenses incurred in the one year following the date hereof, and any and all reasonable legal, accounting, travel and other costs, fees and expenses incurred in connection with all of the foregoing, shall be paid by the Company.  Following the Closing of the Merger, EastBridge CBMG agrees to fund thirty percent (30%) of the investor relations and public relations expenses of the Parent incurred in the one year following the date hereof.

6.7         Indemnification; Directors’ and Officers’ Insurance.

(a) The indemnification, advancement and exculpation provisions of (i) certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, and (ii) certain indemnification agreements by and among the Parent, its Subsidiaries, and their directors and certain executive officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of at least two years from the Effective Time (unless prior to such time the Company or Subsidiary shall no longer be a Subsidiary) in any manner that would adversely affect the rights thereunder of the current or former directors, officers or employees of Parent or the Company (the “Indemnified Parties”).

(b) From and after the Effective Time, the Surviving Company shall comply with all of the Company’s and its Subsidiaries’ obligations, and the Surviving Company shall and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including (x) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) After the Closing the Parent shall maintain directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Parties covered as of the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect after the date hereof and prior to the Closing Date, for a period of at least two years after the Effective Time.

(d) If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Company, as the case may be, that are set forth under this Section shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

(f) The agreements and covenants contained in this Section 6.7shall not be deemed to be exclusive of any other rights to which any such Indemnified Parties is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

6.8         Resignations. To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors or officers of the Company or any Subsidiary of the Company designated by Parent.

6.9         Participation in Litigation. Prior to the Effective Time, Parent and Company shall give each other prompt notice, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.10        Formation of Operating Subsidiary.  Prior to the Closing, Parent shall form EastBridge CBMG as a Delaware wholly-owned operating subsidiary of Parent, to which Parent shall use reasonable efforts to transfer all of its business and related assets within 30 days of the Closing Date.

6.11        Company Payments.

(a) Commitment Fee.  The Company shall pay to the Parent or its designee a non-refundable commitment fee in the amount of USD $500,000 payable by wire transfer in accordance with written instructions provided by the Parent upon the mutual execution and delivery of this Agreement.

(b) Funding Commitment.  On the Closing Date and thereafter, the Company and Parent shall arrange and cause the funding of EastBridge CBMG by means of inter-company transfers (the “Company Payments”)as follows:

(i)           $500,000 shall be funded to the account of EastBridge CBMG upon Closing of the Merger;

(ii)           an additional $1,500,000 shall be funded to the account of EastBridge CBMG on the earlier to occur of: (1) listing of the Parent’s Common Stock on the NASDAQ Capital Market (or other U.S. national exchange) or (2) ninety (90) days from the Closing Date; and

(iii)           an additional $950,000 shall be funded to the account of EastBridge CBMG upon the earlier to occur of (1) receipt by Parent or the Surviving Company of not less than $15 million of debt or equity financing from any source or (2) ninety (90) days from the Closing Date.

6.12         No Outstanding Company Securities.  As of the Effective Time, there shall be no other outstanding securities of the Company other than the Shares.

6.13         Equity Incentive Plans.   The Parent shall take commercially reasonable steps to establish one or more equity incentive plans that are compliant with IRS and state law requirements, or amend any of its existing equity incentive plans, such that within 30 days following the Closing the Parent shall be authorized to issue additional awards under such plan(s) to its employees, officers, directors, or consultants, of up to a number of shares of common stock of the Parent equal to, in aggregate, not less than 15% of the total number of shares of common stock of the Parent outstanding immediately after the Closing.  The Parent shall cause its officers to (a) present either a new plan or plans, or a proposal to amend an existing equity incentive plan to increase the authorized shares under such plan, and (b) seek shareholder approval of the foregoing.

6.14              Equity Financing.  Promptly following the Closing the Parent shall use its commercially reasonable efforts to seek equity financing of at least $20 million, on terms acceptable to the Parent and its board of directors.

6.15              Exchange Listing.  As soon as practicable following the Closing, at the discretion of its Chief Executive Officer, the Parent shall use its commercially reasonable efforts to apply for and cause the common stock of the Parent to become listed on a U.S. national exchange.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Requisite Company Vote shall have been obtained.

(b) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).

(c) Directors and Officers.  The officers and directors of the Parent, Merger Sub and Company who are not to be officers or directors of the Parent or the Surviving Company following the Closing of the Merger shall have delivered their resignations to the Parent, Merger Sub or Company as the case may be, with such resignations to be effective as of the Effective Time.  Following the Effective Time, the directors and officers of each of Parent, the Surviving Company and EastBridge CBMG shall be as set forth in Sections 2.5 and 2.6 hereof.

(d) Payment Obligations. Parent shall have executed an agreement with respect to the payment of deferred salaries and bonuses to each of Keith Wong and Norm Klein, on terms reasonably satisfactory to the Company.

(e) Board of Directors and Officers Following the Effective Time.  The boards of directors and officers of each of Parent, the Surviving Company and EastBridge CBMG shall be as set forth in Section 2.5 hereof or as otherwise mutually acceptable to all parties hereto.

(f) VIE Agreements.   The VIE Agreements shall be in full force and effect.

(g) Employment Agreements.  The Parent shall have entered into employment agreements in a form reasonably acceptable to the Parent, the Company and the parties thereto (each, an “Employment Agreement” and collectively, the “Employment Agreements”), which Employment Agreements shall contain: (i) customary non-competition provision which shall extend two years beyond termination of employment, except in the event of a termination without “good reason,” (ii) customary indemnification coverage by the Parent, (iii) employee benefits which are made available (or intended to be made available) to all employees of the Parent, and (iv) change of control benefits in the form of accelerated vesting of option awards (if any) and/or a cash payout upon the occurrence of certain change of control events affecting the Parent, EastBridge CBMG or the Surviving Company, in each case as may be applicable for any employee pursuant to his Employment Agreement.

(h) D&O Insurance Coverage.   The Parent and Company shall have agreed and put in place a D&O insurance policy and plan that is reasonably acceptable to the respective boards of directors of the Parent, EastBridge CBMG and the Company (expressed in writing), which policy and plan shall include coverage of the officers, directors, managers and members of the Parent, EastBridge CBMG and the Surviving Company and each of their respective Subsidiaries effective from and after the Closing Date, with a minimum coverage amount of US $5 million per incident.

(i) Formation of Holding Subsidiary.  The Parent shall have formed EastBridge CBMG as a Delaware corporation.

7.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material” or references to Material Adverse Effect or words of similar import) as of the date hereof and as of the Closing Date as though made on or as of such date, except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Payments.   The Company Payments to be made through the Closing Date shall have been made.

(d) Lock up Agreement.  The Lock Up Agreement shall have been executed and delivered by all parties signatory thereto.

(e) Other Company Securities.  All outstanding securities of the Company other than the Shares shall have either been converted into Shares prior to the Effective Time or cancelled.

(f) Consents and Approvals.  All necessary consents of and filings with any Governmental Agency or any third party relating to the consummation of the Merger to be obtained and made by the Company shall have been obtained and made.

(g) Compliance Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a) and (b), and such other matters as Parent reasonably requests, and the Company shall have delivered to Parent a true copy of the resolutions of the Company’s Board of Directors authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(h) Opinion of BVI Counsel to the Company.  The Parent and Merger Sub shall have received a legal opinion issued by BVI counsel to the Company, which shall opine as to the due incorporation and good standing of the Company, the authorised and issued share capital of the Company,  the corporate power and authority of the Company to enter into and perform its obligations under the Merger Agreement, the Company has taken all corporate action required to authorise its execution and delivery of the Merger Agreement and the completion of the Merger, and such other matters as Parent shall reasonably request, subject to customary exceptions and qualifications.

(i) Good Standing.  The Company shall have obtained and delivered to Parent a copy of a certificate of good standing of the Company issued by the applicable government authority under the laws of the BVI, and dated within five days of the Closing Date.

(j) Opinion of PRC Counsel to the Company.  The Parent and Merger Sub shall have received a legal opinion issued by PRC counsel to the Company which shall opine as to the good standing of the Company and each of its Subsidiaries, and the validity and enforceability of the VIE Agreements and such other matters as Parent shall reasonably request.

(k) Financial Statements.  The Company shall have delivered the Company Financial Statements referenced in Section 4.6(a) to the Parent and Merger Sub.

(l) Status of Investors.  Parent shall have received such documentation as it shall reasonably request with respect to the investor status of each Company shareholder as necessary in order for Parent and its counsel to confirm that the issuance of the Per Share Merger Consideration will be exempt from registration under applicable U.S. securities Laws.  In the event Parent reasonably believes the Per Share Merger Consideration will not be exempt from registration, the parties shall agree on the scope of such disclosure required to comply with all United States securities laws.

(m) Outstanding Due Diligence.  Parent shall have received those due diligence items included as Schedule 7.2(m) to the Company Disclosure Schedule.

7.3            Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material” or references to Material Adverse Effect or words of similar import) as of the date hereof and as of the Closing Date as though made on or as of such date, except to the extent that (i) any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Consents and Approvals.  All necessary consents of and filings with any Governmental Agency or any third party relating to the consummation of the Merger to be obtained and made by the Parent and Merger Sub shall have been obtained and made.

(d) Good Standing.  Parent shall have obtained and delivered to the Company a copy of a certificate of good standing of the Parent and the Merger Sub, issued by the Secretary of State of incorporation of the Parent, and the applicable government authority under the laws of the BVI with respect to Merger Sub, and dated within five days of the Closing Date.

(e) Compliance Certificate.  The Company shall have received a certificate signed by an officer or director of each of Parent and Merger Sub certifying as to matters set forth in Section 7.3(a) and (b).

7.4            Frustration of Conditions Precedent. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to comply with this Agreement and consummate the Merger and other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1            Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date (the date of any such termination, the “Termination Date”):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i)          if the Merger shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Drop Dead Date was primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under this Agreement; or

(ii)         if any Injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Injunction was primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under this Agreement.

(c) by Parent,

(i)          if the representations and warranties of the Company shall have become untrue after the date of this Agreement or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the Company by the Drop Dead Date, or if capable of being cured, shall not have been cured within 30 Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date);provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i)(A) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied;

(ii)         if the board of directors of the Parent has effected a Change of Recommendation and/or authorized termination of this Agreement in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal; provided that the Parent has complied in all material respects with Section 6.2; or

(iii)         if (A) all of the conditions to closing contained in Section 7.1 and Section 7.3hereof have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and (B) the Company fails to complete the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.2 hereof.

(d) by the Company,

(i)          if the representations and warranties of Parent or its Subsidiaries shall be untrue or Parent or its Subsidiaries shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the Drop Dead Date, or if capable of being cured, shall not have been cured within 30 Business Days following receipt by the Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i)(A) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied;

(ii)         prior to the receipt of the Requisite Company Vote, the board of directors of the Company has effected a Change of Recommendation and/or authorized termination of this Agreement in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal; provided that the Company has complied in all material respects with Section 6.2; or

(iii)        if (A) all of the conditions to closing contained in Section 7.1 and Section 7.2 hereof have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and (B) Parent and Merger Sub fail to complete the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.2 hereof.

8.2           Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, managers, officers, shareholders, employees, agents or Affiliates, except that (i) Section 6.6 (Expenses), this Section 8.2, Section 8.3, Article IX (in the case of Section 9.11, solely with respect to enforcement of the payment obligations in Section 8.3) shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

8.3            Termination Fee

(a) In the event that:

(i)          this Agreement is terminated by Parent pursuant to Section 8.1(c)(i); or

(ii)         this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii); or

(iii)       this Agreement is terminated by the Parent pursuant to Section 8.1(c)(iii);

then, the Company shall pay, or cause to be paid, to Parent or (if so directed) its designee a cash amount equal to US$6,000,000 (the “Company Termination Fee”) by wire transfer of same day funds, within five Business Days following such termination. Except as otherwise set forth in Section 9.11, the parties hereby agree and acknowledge that Parent’s right to receive payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent with respect to this Agreement and the transactions contemplated hereby. In the event that Parent or its designee shall receive full payment of the Company Termination Fee pursuant to this Section 8.3(a), the receipt of such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its former, current or future Representatives, Affiliates or Company Related Parties arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.11.

(b) In the event that:

(i)     the Company shall terminate this Agreement pursuant to Section 8.1(d)(i); or

(ii)     the Parent shall terminate this Agreement pursuant to Section 8.1(c)(ii); or

(iii)    the Company shall terminate this Agreement pursuant to Section 8.1(d)(iii);

then Parent shall pay, or cause to be paid, to the Company a cash amount equal to US$6,000,000 (the “Parent Termination Fee”) by wire transfer of same day funds, within five Business Days following such termination. Except as otherwise set forth in Section 9.11, the parties hereby agree and acknowledge that the Company’s right to receive payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby. In the event that the Company or its designee shall receive full payment of the Parent Termination Fee pursuant to this Section 8.3(b), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective former, current or future Representatives or Affiliates or Company Related Parties arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of the Company under Section 9.11.

(c) The party desiring to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other parties specifying the relevant provision(s) pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1            Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained in Article III, (ii) Section 6.6 (Expenses), (iii) Section 6.7 (Indemnification; Directors’ and Officers’ Insurance), (iv) Section 6.12 (Company Payments), (v) those covenants and agreements contained in this Article IX (Miscellaneous and General) and (vi) those covenants and agreements contained herein to the extent that by their terms apply or are contemplated to be performed in whole or in part after the Effective Time, which shall survive the consummation of the Merger until fully performed.

9.2           Modification or Amendment. This Agreement may be amended with the approval of the respective boards of directors of the parties hereto at any time (whether before or after the adoption of this Agreement by the shareholders of the Company); provided, however, that no amendment shall be made which by law requires further or initial approval of the shareholders of the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3            Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.4            Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands shall be subject to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands shall supersede the Laws of the State of New York with respect to such provision.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i)          The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”).

(ii)         The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(iii)        Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(iv)        The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(v)         Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.5            Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a) If to Parent or Merger Sub:

EastBridge Investment Group Corp.
8040 E. Morgan Trail, Unit 18
Scottsdale, AZ 85258
Attention: Keith Wong
e-mail: kwong@ebigcorp.com

with a copy to (which copy shall not constitute notice):

Ellenoff Grossman &Schole LLP
150 East 42nd Street, Suite 1100
New York, NY 10017
Attention: Barry Grossman, Esq.
Facsimile: (212) 370-7889
e-mail: bigrossman@egsllp.com

(b) If to the Company:

Cellular Biomedicine Group Ltd.
P.O. Box 8854
Newport Beach, California 92658
Attn: Andy Chan
e-mail: andy.chan@waohc.com

with a copy to (which copy shall not constitute notice):

Richardson & Patel LLP
1100 Glendon Avenue, Suite 850
Attention: Nimish Patel, Esq.
Facsimile: (310) 208-1154
e-mail: npatel@richardsonpatel.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one Business Day after being sent by courier or express delivery service or by facsimile, or (iii) three Business Days after being sent by first-class certified mail, return receipt requested, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

9.6            Entire Agreement. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.7            No Third Party Beneficiaries. Except as expressly set forth in Section 6.7 (Indemnification; Directors’ and Officers’ Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

9.8            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

9.9            Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vii) references to any agreement, instrument or statute means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein; and (viii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.10          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.11          Remedies. Except as otherwise provided in Section 8.3(a) and (b), the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Subject to the following sentence, (a) it is accordingly agreed that in the event of a breach (or threatened breach) of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity and (b) each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto, and any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.12          Confidentiality.

(a) Prior to and during the term of this Agreement, each party has disclosed or may disclose to the other party Confidential Information. Subject to Section 9.12(b), unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving party’s Representatives (A) who are actively and directly participating in the consummation of the transactions contemplated by this Agreement and other Transaction Documents or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement and other Transaction Documents and (B) whom the receiving party will cause to observe the terms of this Section 9.12, and (ii) not use Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Each party acknowledges that such party shall be responsible for any breach of the terms of this Section 9.12 by such party or its Representatives and each party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b) In the event that the receiving party or any of its Representatives is required by Law to disclose any the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.12. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 9.12, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such disclosing party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

9.13          Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY:

CELLULAR BIOMEDICINE GROUP LIMITED

By:	/s/Wen Tao Liu

Name:	Wen Tao (Steve) Liu
Title:	Chairman and CEO

PARENT:

EASTBRIDGE INVESTMENT GROUP CORPORATION

By:	/s/ Keith Wong

Name:	Keith Wong
Title:	President

MERGER SUB:

CBMG ACQUISITION LIMITED

By:	/s/ Norman P. Klein

Name:	Norman P. Klein
Title:	Chairman

Appendix I

BVI Plan of Merger